Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 28, 2018, except for the retrospective adoption of new accounting standards described in Note 2, as to which the date is November 30, 2018, with respect to the consolidated financial statements of Tropicana Entertainment Inc. as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, included in this Current Report on Form 8-K/A, Amendment No. 1, of Eldorado Resorts, Inc. We consent to the incorporation by reference of said report in the Registration Statements of Eldorado Resorts, Inc. on Forms S-3 (File No. 333-218775 and File No. 333-220412) and on Forms S-8 (File No. 333-198830 and File No. 333-203227).

/s/ GRANT THORNTON LLP

Reno, Nevada
November 30, 2018